Exhibit 10.21

Confidential treatment has been requested for portions of this exhibit.  The copy filed herewith omits the information subject to the confidentiality request.  Omissions are designated as [*****].  A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

THIS SENIOR UNSECURED PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD OR OTHEWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION TO THE REGISTRATION REQUIREMENTS OF SUCH ACT AND LAWS.

SENIOR UNSECURED PROMISSORY NOTE

(this “Note”)

$2,500,000.00Issuance Date: October 17, 2014

For value received NAMECHEAP, INC. a Delaware corporation (“Payor”), promises to pay to RIGHTSIDE GROUP, LTD., a Delaware corporation (“Holder”), or order, the principal sum of Two Million Five Hundred Thousand Dollars and no cents ($2,500,000.00) with interest on the outstanding principal amount at the rate of 6-month LIBOR (as such LIBOR rate is set on the business day prior to the beginning of the applicable interest period as quoted in The Wall Street Journal, or if such quote is not available in The Wall Street Journal, the rate as quoted on Thomson Reuters) plus [*****], payable monthly in arrears and due on the last day of each month, provided, that in all events the rate of interest shall not exceed the maximum allowable rate of interest under applicable usury laws of the State of California or other applicable jurisdiction. Interest shall commence accruing on the date hereof and shall continue until paid in full. Interest shall be computed on the basis of a year of 360 days for the actual number of days elapsed.

Overdue amounts of interest or principal under this Note that are more than [*****] late, shall bear interest at [*****] the otherwise applicable interest rate until paid. (Certain capitalized terms used herein are defined in Section 10 of this Note.)

1. Registrar Agreement; Use of Proceeds and Availability. This Note is evidence of an extension of credit by Holder made in connection with that certain Registrar Agreement between Payor and Holder’s affiliate, eNom, Incorporated (“eNom”) dated December 20, 2013, as amended (including by amendment dated the date of hereof) and in effect from time to time (the “Registrar Agreement”), which expires on December 31, 2014 (the “Initial RA Term”).

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The proceeds of this Note shall be available in the amount of $2,500,000 and shall be used for general corporate purposes. Once repaid, this Note, or any portion thereof, may not be re- borrowed.

2. Payments (Mandatory and Optional). All payments under this Note shall be in lawful money of the United States of America (via wire transfer of immediately available funds to the account designated in writing by Holder), applied first to accrued interest and thereafter to principal or as otherwise agreed in writing by the parties, as provided herein. If any amounts under this Note become due and payable on a day that is not a Business Day, such amounts shall be paid on the next succeeding Business Day and interest shall continue to accrue until such amounts have been paid. Except as otherwise provided in Section 8(e) herein, all payments shall be made without any deduction, abatement, setoff, counterclaim or other defense, and shall be made free and clear of any present or future taxes, levies, imposts, charges withholdings or liabilities.

Principal outstanding on this Note may be prepaid, in whole or in part, at the option of Payor at any time on one Business Day’s prior notice, subject to reimbursement of Holder’s breakage costs, if any, prior to the last day of the relevant interest period.

Not later than the first Business Day after the date of receipt, Payor shall make mandatory prepayments of principal outstanding on this Note in an amount equal to 100% of the net cash proceeds from a bona fide public or private offering (or series of related offerings), including any secondary offering, and any other sale by Payor of equity securities of Payor, or any merger, consolidation, acquisition or amalgamation involving Payor. Net cash proceeds means the proceeds of the transaction, less all legal, accounting, investment banking, appraisal and other fees customarily incurred and actually paid in an offering of securities of this type.

Subject to any permitted prepayment right and mandatory prepayment obligation, if any, of Payor, Payor shall repay the aggregate outstanding principal balance under this Note in full upon the Maturity Date.

In addition, upon the closing date of a Change of Control (defined below), Payor on such date shall prepay in full the then outstanding principal balance under this Note, inclusive of any accrued but unpaid interest. “Change of Control” shall mean the occurrence of any of the following events or series of events: (i) Richard Kirkendall at any time ceases to own and control, directly or indirectly, [*****] of the (a) issued and outstanding equity securities of Payor or (b) voting power of the issued and outstanding equity securities of Payor, (ii) the direct or indirect disposition, in one or a series of related transactions, of all or substantially all of the properties or assets of Payor and its subsidiaries taken as a whole to one or more persons.

3. Maturity Date. Unless sooner paid in accordance with the provisions hereof, the entire unpaid principal amount and all unpaid accrued interest shall become fully due and payable on December 31, 2014 (the “Maturity Date”). Notwithstanding the foregoing, Payor will have the right to extend the maturity date of this Note from December 31, 2014 for a period of at least six (6) months up to one additional year (i.e., to December 31, 2015); provided that (i) Payor provides written notice of such extension request (and the new Maturity Date selected by

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Payor) to Holder no later than November 30 2014, (ii) the outstanding principal balance of this Note does not exceed [*****] on December 31, 2014, (iii) the term of the Registrar Agreement and all obligations therein, including, but not limited to Payor’s exclusivity obligations, shall have been extended to a date concurrent with the newly extended Maturity Date of this Note (execution and delivery of such amendment to the Registrar Agreement shall be provided by Payor at Holder’s request), (iv) the representations and warranties made by the Note Parties in the Note Documents shall be true and correct in all material respects on the date the extension request notice is provided and on December 31, 2014, and (v) no event constituting a Default or an Event of Default shall have occurred and be continuing at the time the extension notice is provided or on December 31, 2014, and Payor shall have delivered an Officer’s Certificate to that effect on each applicable date.  From and after the extension of the Maturity

Date in accordance with this Section 3, unless the context otherwise requires, references to the Maturity Date shall mean the date to which it was extended pursuant to the notice from Payor to Holder as set forth above.

4. Guarantee. This Note shall be fully and unconditionally guaranteed on a senior basis by each domestic Subsidiary of Payor (other than any to be formed subsidiary that will operate solely the SSL business of Payor and no other business of Payor) (collectively, the “Guarantors” and, together with Payor, the “Note Parties”) pursuant to a guaranty in form and substance acceptable to Holder, and on the Issuance Date, Payor will cause the Guarantors to execute and deliver such guaranty (the “Subsidiary Guaranty”) to Holder concurrently with the execution and delivery of this Note. Upon any entity becoming a domestic Subsidiary of Payor after the date of this Note, Payor shall promptly cause that entity to guaranty this Note by causing that entity to join the Subsidiary Guaranty.

5. Right to Senior Lien. Subject to the provisions of this Section 5, this Note will be unsecured. Payor and Subsidiaries may raise new secured Debt in excess of [*****] provided that (i) Payor gives at least thirty (30) days prior written notice to Holder, and (ii) unless otherwise agreed in writing, Holder has first established a valid and perfected first priority lien (subject to certain customary exceptions set forth below) on substantially all assets of Payor and its domestic subsidiaries, whether owned on the date notice is given or thereafter acquired, as well as the outstanding Capital Stock of Payor held by the majority stockholder of Payor (collectively, the “Collateral”). If Payor raises new unsecured Debt less than [*****] and provided that the maturity date of such new Debt is outside the Maturity Date, Holder shall not be entitled to a lien hereunder. Notwithstanding the foregoing, in the event Payor raises new Debt that will pay off any outstanding interest and principal in the Note in full, Payor may raise such new Debt provided that Payor gives at least five (5) days prior written notice to Holder.

For purposes hereof, the term “Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such

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Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all capital lease obligations and all synthetic lease obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) all guarantee and contingent obligations of such Person in respect of obligations of the kind referred to in clauses (a) through

(f) above, (h) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (i) the net obligations of Payor in respect of any agreement with respect to any swap, hedge, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction. Debt shall not include obligations to Banks issuing trade letters of credit for the benefit of Payor. Notwithstanding the foregoing, “Debt” shall not include any conditional sale or other title retention agreement or capital lease or synthetic lease obligations in respect of computer server, networking or associated software products or equipment.

Exceptions to first priority lien status are: (a) liens for taxes, assessments or other governmental charges not delinquent or being properly contested; (b) deposits or pledges to secure obligations under worker's compensation, social security or similar laws, or under unemployment insurance; (c) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business; (d) liens arising by virtue of the rendition, entry or issuance against any Note Party, or any property of any Note Party, of any judgment, writ, order, or decree to the extent the rendition, entry, issuance or continued existence of such judgment, writ, order or decree (or any event or circumstance relating thereto) has not resulted in the occurrence of an Event of Default under Section 8(k) of this Note: (e) carriers', repairmens', mechanics', workers', materialmen's or other like liens arising in the ordinary course of business with respect to obligations which are not due or which are being properly contested; (f) liens placed upon fixed assets of a Note Party hereafter acquired to secure a portion of the purchase price thereof, provided that any such lien shall not encumber any other property of such Note Party; (g) easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other charges or encumbrances, in each case, which do not interfere in any material respect with the ordinary course of business of Payor and Subsidiaries;

(h) liens securing obligations to issuing banks in respect of trade-related letters of credit and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit (collectively “Permitted Liens”).

Any pledges, security interests, mortgages and deeds of trust (as applicable) covering the Collateral shall be created on terms and pursuant to documentation reasonably satisfactory to Payor and Holder and consistent with customary practices for similar non-bank or non- institutional transactions. Payor shall, and shall cause it Subsidiaries to, execute, acknowledge, and deliver to Holder all such documentation and do such other things as Holder shall reasonably

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require (1) to evidence, create and perfect the security interest and lien in the Collateral, (2) to reflect the status of this Note as a secured obligation (including an amendment to this Note) and

(3) in order to more fully effectuate the purposes of this provision and to established in favor of holder a valid and perfected first priority lien in the Collateral.

Upon the creation of any such security interest in the Collateral, Payor hereby authorizes Holder to file one or more financing or continuation statements, and amendments thereto, relating to all or any part of the Collateral, and agrees to take all such other actions and to execute and deliver and file or cause to be filed such other instruments or documents, as Holder may reasonably require in order to establish and maintain a perfected, valid, and continuing security interest and lien in the Collateral in accordance with this Note and applicable law. Upon the occurrence of any Event of Default, Holder shall have all of the rights and remedies of a secured party under the California Uniform Commercial Code and other applicable law.

6.	Representations and Warranties.

Payor represents and warrants to Holder as follows:

6.1 Authority, Etc. Each Note Party has full power, authority and legal right to enter into the Note Documents to which it is a party and to perform all its obligations thereunder. Each Note Document has been duly executed and delivered by each Note Party party thereto, and each Note Document constitutes the legal, valid and binding obligation of each Note Party party thereto, enforceable against it in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally. The execution, delivery and performance of each Note Document (a) is within each Note Party’s organizational powers, has been duly authorized by all necessary organizational action, is not in contravention of law or the terms of such Note Party’s organizational documents or to the conduct of such Note Party’s business or of any material contract or undertaking to which any Note Party is a party or by which any Note Party is bound,

(b) will not conflict with or violate any law or regulation, or any judgment, order or decree of any governmental body, (c) will not require the consent of any governmental body, any party to a material contract or any other person, and (d) will not conflict with, nor result in any breach in any of the provisions of or constitute  a default under or result in the creation of any lien upon any asset of any Note Party under the provisions of any agreement, instrument, or other document to which any Note Party is a party or by which it or its property is a party or by which it may be bound.

6.2 Organization.  Each Note Party is duly organized and in good standing in its jurisdiction of organization and is qualified to do business in any jurisdiction where such qualification is required for it to conduct business and own its property and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect.

6.3 Proceedings.    There is no action, suit, proceeding or governmental investigation pending or, to the knowledge of Payor, threatened against Payor or any of its subsidiaries or any of

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their respective assets which, if adversely determined, would have a Material Adverse Effect.

6.4 No Change. Since December 31, 2013, there has been no event or condition that has had or could reasonably be expected to have a Material Adverse Effect.

6.5 Ranking. The obligations under this Note rank and will at all times rank pari passu or, pursuant to Section 5 of this Note, senior in right of payment and priority with all other obligations of Payor and shall constitute senior indebtedness to all subordinated indebtedness of Payor.

6.6 Financial Condition.  The unaudited consolidated balance sheets of Payor and its subsidiaries as of December 31, 2013, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, are complete and correct in all material respects.

6.7	ERISA. There are no Erisa plans in effect. .

6.8 Use of Proceeds.  The proceeds of this Note shall be used for general corporate purposes and no part of the proceeds will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock (within the meaning of Regulation  U of the Board of Governors of the Federal Reserve System).

6.9 Accuracy of Information. No written statement or information contained in Note Document or any other document, certificate or statement furnished by or on behalf of any Note Party to Holder for use in connection with the transactions contemplated by the Note Documents, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact.

6.10 Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) Payor and its Subsidiaries are in compliance with all Environmental Laws; and (b) the facilities and properties owned, leased or operated by Payor or any of its Subsidiaries do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or have constituted  a violation of, or could give rise to liability under, any Environmental Law.

6.11 Taxes. Payor and each Subsidiary has timely filed or caused to be timely filed all Federal, state and other material Tax Returns that are required by applicable law to be filed and has paid all Taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other Taxes, fees or other charges imposed on it or any of its property, or which are required to have been paid, withheld, deducted or deposited by any governmental authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been provided on the books of Payor or the relevant Subsidiary) have been paid, withheld, deducted or deposited; no Tax Lien has been filed and remains effective, and, to the knowledge of Payor, no claim is being asserted, with respect to any such Tax, fee or other charge.

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6.12 Issuance Date Deliveries. Payor has delivered to Holder the items listed on Schedule A hereto.

7.	Covenants.
7.1	Financial Reporting.	In the event Holder’s regularly engaged outside

accounting firm requires in writing the following financial information of Payor to prove that this loan is a performing loan, Payor shall furnish to Holder:

(a) to the extent required by Holder’s auditors, no later than 25 days after the end of each quarterly period of each fiscal year of Payor, the unaudited consolidated balance sheet of the Note Parties as at the end of each fiscal quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments);

(b) concurrently with the delivery of the financial statements referred to in clause (a) above and no later than 25 days after the end of each of the first three quarterly periods of each fiscal year of Payor, (i) a certificate of a responsible officer stating that (a) to the best of such officer’s knowledge, such officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (b) there is no material adverse change since December 31, 2013 and (ii) (x) a compliance certificate containing all information and calculations necessary to demonstrate compliance by Payor with the provisions of Section 7.8 during the most recently ended fiscal quarter of Payor, and (y) to the extent not previously disclosed to Holder, a list of Subsidiaries created or acquired, in each case since the date of the most recent report delivered pursuant to this clause (y) (or, in the case of the first such report so delivered, since the Issuance Date);

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with accounting principles applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods, as applicable.

6.2 Notices. Promptly (but in no event more than two Business Days after the occurrence of each such event or matter) give written notice to Holder in reasonable detail of the occurrence of any Default or Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default (it being understood by Payor that the occurrence of, or the giving of notice with respect to, any Default or Event of Default relating to the financial condition of Payor or any of its Subsidiaries shall not be subject to, conditioned upon, or delayed or deferred until, the completion, issuance or delivery of any financial statements).

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6.3 Compliance with Laws. Payor will (i) comply with, and cause each of its Subsidiaries to comply in all material respects with, the requirements of all applicable laws, rules, regulations and orders of any governmental authority as now in effect and which may be imposed in the future in all jurisdictions in which it or any such Subsidiary is now doing business or may hereafter be doing business, and (ii) maintain and will cause each of its Subsidiaries to maintain all licenses and permits now held or hereafter acquired by Payor or any such Subsidiary that are material to the operation of Payor’s business.

6.4 Litigation. Promptly upon any officer of Payor obtaining knowledge of (i) the institution of any action, suit, proceeding, governmental investigation or arbitration against or affecting any Note Party or any property of any Note Party where alleged damages or the amount in controversy exceeds [*****] or the imposition of any administrative penalty or fine in excess of [*****] or (ii) any material development in any action, suit, proceeding, governmental investigation or arbitration at any time pending against or affecting any Note Party or any property of any Note Party which is reasonably likely to have a material adverse effect, Payor will, within three Business Days, give written notice thereof to Holder and provide such other information as may be reasonably available to it to enable Holder and its counsel to evaluate such matter.

6.5 Payment of Taxes and Claims. Payor will pay, and cause each of its Subsidiaries to pay, (i) all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or with respect to any of its franchises, business, income or property before any penalty accrues thereon and (ii) all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a lien upon any of its properties or assets before any penalty or fine is incurred with respect thereto; provided that no such tax, or governmental charge or claim need be paid if (A) Payor or such Subsidiary is contesting same in good faith by appropriate proceedings promptly instituted and diligently conducted and (B) Payor or such Subsidiary has established a reserve or other appropriate provision.

6.6 Maintenance of Properties; Insurance. Payor will maintain or cause to be maintained in good repair, working order and condition all material properties used in the business of Payor or any of its Subsidiaries and will make or cause to be made all appropriate repairs, renewals and replacements thereof. Payor will maintain or cause to be maintained, with financially sound and reputable insurers, public liability and property damage insurance (including without limitation, errors and omissions coverage) with respect to its business and properties and the business and properties of its Subsidiaries against loss or damage of the kinds customarily carried or maintained by corporations of established reputation engaged in similar businesses.

6.7 Inspection. Upon failure to make any principal or interest payment when any such payment is due under this Note after expiration of any applicable grace periods, Payor will, and will cause it Subsidiaries, to permit Holder to audit Payor’s books and records for any payment period and to verify Payor’s compliance with its payment obligations hereunder.

6.8 Minimum Balance Sheet Requirement. Payor shall not permit the amount of unrestricted cash and cash equivalents of Payor and its Subsidiaries to be less than [*****] at

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any time (the “Minimum Balance Sheet Requirement”).

6.9 Liens. Payor shall not, nor shall it permit any of its Subsidiaries, directly or indirectly, to pledge, encumber, mortgage, grant or permit to exist a security interest or lien upon, all or any portion of any Note Party’s assets or property now owned or hereafter acquired, except Permitted Liens or as otherwise permitted in Section 5 herein.

6.10 Restricted Payments. Payor shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, to declare or pay any dividend (other than dividends payable solely in Capital Stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of Payor of any Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, or make any loan, or pay any management or similar fees, to any direct or indirect equityholder of Payor, either directly or indirectly, whether in cash or property or in obligations of Payor or any of its Subsidiaries (collectively, “Restricted Payments”), except that Payor may make any Restricted Payment in the form of cash or cash equivalents to the holder(s) of its Capital Stock so long as (i) no Event of Default shall have occurred and be continuing or would result therefrom, (ii) Payor and its Subsidiaries are in compliance with the Minimum Balance Sheet Requirement both before and after giving effect to any such Restricted Payment, and (iii) Payor shall deliver to Holder a certificate of a responsible officer that demonstrates in reasonable detail compliance with the Minimum Balance Sheet Requirement both before and after giving pro forma effect to such Restricted Payment not less than five (5) Business Days’ prior to making of any such Restricted Payment. By way of clarification, no salary paid or payable to Richard Kirkendall shall constitute  a Restricted Payment hereunder.

6.11 No Negative Pledges. Payor shall not, nor shall it permit any of its Subsidiaries, directly or indirectly, to enter into, assume or suffer to exist any agreement prohibiting the creation or assumption of any security interest or lien upon any of its properties or assets, whether now owned or hereafter acquired, to secure the obligations of the Note Parties under the Note Documents.

6.12 Debt. Payor shall not, nor shall it permit any of its Subsidiaries, directly or indirectly, to create, issue, incur, assume, become liable in respect of, or suffer to exist, any Debt unless it first complies with Section 5 hereof to the extent applicable to such Debt.

8. Events of Default. Each of the following events shall constitute an “Event of Default” hereunder:

(a) Payor or any other Note Party files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing;

(b) An involuntary petition is filed against Payor or any other Note Party *****Confidential material redacted and filed separately with the Securities and Exchange Commission.

(unless such petition is dismissed or stayed within sixty (60) days) under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors or other similar official is appointed to take possession, custody or control of any property of Payor or any other Note Party which appointment shall not have been vacated within thirty (30) days thereof;

(c) The liquidation, dissolution or winding up of Payor or any other Note Party, whether voluntary or involuntary;

(d) Breach or default by Payor under the terms of the Sections of the Registrar Agreement covering “Exclusivity,” “Right of First Refusal,” or “Transfer Agreement” shall occur and remain continuing beyond any period of grace or cure, if any, provided therefor in the Registrar Agreement;

(e) Default in the payment of principal of this Note or accrued interest thereon when due, which default shall not have been cured within [*****] of notice thereof in the case of principal, and [*****] of notice in the case of interest from Holder to Payor; provided, however, that this shall not be a Default if the Holder has any amounts due to Payor under the Registrar Agreement in excess of the amount then in default hereunder. In such case, such amounts due from Holder shall, at Payor’s election, be available to Payor as an offset against the unpaid principal or interest then due hereunder;

(f) Payor shall fail to make any mandatory prepayment of this Note when required under Section 2 of this Note;

(g) Any representation or warranty made or deemed made in any Note Document or with respect to this Note shall prove to be false or misleading in any material respect when so made or deemed made;
(h) Any Note Party shall fail to comply with any other term, covenant or condition contained in Section 4, 5, 7.8, 7.9, 7.10, 7.11, 7.12 of this Note after expiration of all applicable cure periods;

(i) Any Note Party shall fail to comply with any other term, covenant or condition contained in this Note (other than as specified in clause (e), clause (f) and clause (h)) or any other Note Document and such failure, if curable, shall not be cured within 15 days after Payor shall become aware thereof or after Holder notifies Payor of such failure, whichever is earlier;

(j) Payor or any Subsidiary shall fail to pay, or default in the payment of, any amount due under or in respect of any promissory note, indenture or other agreement or instrument relating to any indebtedness or guaranty owing by Payor or any Subsidiary, to which Payor or any Subsidiary is a party or by which Payor or any Subsidiary or any of its property is bound under which amounts outstanding exceed [*****] beyond any grace period provided; or

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the occurrence of any other event or circumstance that, with notice or lapse of time or both, would permit acceleration of such indebtedness or guaranty;

(k) there is entered against Payor or any Subsidiary one or more final judgments or orders for the payment of money involving in the aggregate a liability (not paid or to the extent not covered by insurance as to which the relevant insurance company has acknowledged coverage) of  [*****] or more;

(l) There shall occur one or more failures to comply with the requirements of ERISA which individually or in the aggregate results in a Material Adverse Effect; or

(m) Any Note Document for any reason, other than a partial or full release in accordance with the terms thereof, ceases to be in full force and effect or is declared to be null and void, or any Note Party denies that it has any further liability under any Note Document to which it is a party, or gives notice to such effect.

9.	Remedies.

Upon the occurrence of any Event of Default specified in Section 8(a) or Section 8(b), (i) the entire unpaid principal balance of this Note, together with all accrued interest thereon, and all other amounts payable under this Note, shall become immediately due and payable, without presentment, notice, demand, protest or other requirements of any kind (all of which are expressly waived by Payor) regardless of any prior forbearance and (ii) Holder may exercise any and all rights and remedies available to it under the applicable law, including, without limitation, the right to collect from Payor all sums due under this Note. Upon the occurrence of any other Event of Default hereunder (unless all Events of Default have been cured or waived by Holder), Holder may, at its option, (i) by written notice to Payor, declare the entire unpaid principal balance of this Note, together with all accrued interest thereon, and all other amounts payable under this Note, immediately due and payable regardless of any prior forbearance and (ii) exercise any and all rights and remedies available to it under the applicable law, including, without limitation, the right to collect from Payor all sums due under this Note.

Without limiting the foregoing, Holder and/or its affiliates, in addition to any other rights or remedies that Holder may have in law or in equity, may upon the occurrence of an Event of Default under Section 8(e) or Section 8(f):

(i)	Require that Payor [*****]fortheRegistrarAgreement;

(ii)	for as long as an Event of Default has occurred and continues, [*****] pursuant to the terms of the Registrar Agreement;

(iii)	under the [*****], and [*****]; provided however, that if Payor is no longer in default hereunder or if the Note is paid in full, [*****] as if no such default had occurred; and

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(iv)	require [*****] pursuant to the Registrar Agreement.

10. Definitions. As used herein, the following terms shall have the indicated meanings:

Business Day. (a) With respect to any interest rate or Interest Period determination, a day (other than a Saturday or Sunday) on which banks generally are open in Los Angeles and New York for the conduct of substantially all of their commercial lending activities and on which dealings in U.S. dollars are carried on in the London interbank market, and (b) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Los Angeles for the conduct of substantially all of their commercial lending activities.

Capital Stock. Any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

Default. Any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default.

Environmental Laws. Any and all foreign, Federal, state, local or municipal laws, rules, orders,  regulations,  statutes,  ordinances,  codes,  decrees,  requirements  of  any  governmental authority or other requirements of law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

Material Adverse Effect. (a) A material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent) or financial condition of the Note Parties, taken as a whole; (b) a material adverse effect on the ability of Payor or any other Note Party to perform their respective obligations under any Note Document to which it is a party.

Materials of Environmental Concern.  Any substance, material or waste that is defined, regulated, governed or otherwise characterized under any Environmental Law as hazardous or toxic or as a pollutant or contaminant (or by words of similar meaning and regulatory effect), any petroleum or petroleum products, asbestos, polychlorinated biphenyls, urea-formaldehyde insulation, molds or fungus, and radioactivity, radiofrequency radiation at levels known to be hazardous to human health and safety.

Note Documents. This Note, the Subsidiary Guaranty, each document delivered pursuant to Section 5, and any amendment, waiver, supplement or other modification to any of the foregoing, including any amendment to the Registrar Agreement pursuant to Section 3(iii).

Person. Any individual, partnership, limited liability company, corporation, trust, joint

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venture, unincorporated organization, other legal entity, government or agency or political subdivision thereof.

Subsidiary. As to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Note shall refer to a Subsidiary or Subsidiaries of Payor.

Tax Returns. Any report, filing, return, information return, document, election, including amendments to any of the foregoing, filed or furnished or required to be filed or furnished with respect to Taxes.

Taxes. Any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any governmental authority, including any interest, additions to Tax or penalties applicable thereto.

11. Waiver. The rights and remedies of the parties under this Note shall be cumulative and not alternative. No waiver by either party of any right or remedy under this Note shall be effective unless in writing and signed by the party from whom such waiver is sought. Neither the failure nor any delay in exercising any right, power or privilege under this Note will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege by either party will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right of either party arising out of this Note can be discharged by such party, in whole or in part, by a waiver or renunciation of the claim or right unless in a writing signed by such party; (b) no waiver that may be given by either party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on the either party will be deemed to be a waiver of any obligation of such party or of the right of either party to take further action without notice or demand as provided in this Note. Except for notices explicitly provided for herein, Payor hereby waives demand, notice, presentment, protest and notice of dishonor in connection with the delivery, acceptance, performance, default or enforcement of this Note.

12. Attorneys’ Fees. If either party shall commence an action to enforce any provisions of this Note, then the prevailing party in such action shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action.

13. Excessive Interest Rate. This Note is hereby expressly limited so that the interest rate charged hereunder shall at no time exceed the maximum rate permitted by applicable

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law. If, for any circumstance whatsoever, the interest rate charged exceeds the maximum rate permitted by applicable law, the interest rate shall be reduced to the maximum rate permitted.

14. Assignment or Transfer of Note. Holder may assign or transfer this Note without the consent and approval of Payor to any wholly owned subsidiary or any affiliate of Holder and in connection with a change of control (including a sale of all or substantially all of its assets). Holder may otherwise only assign or transfer this Note to any third-party with the consent and approval of Payor, which consent and approval shall not be unreasonably withheld or delayed (provided that, without limitation, Payor’s failure to consent to and approve an assignment of this Note to a competitor of Payor shall not be unreasonable). Payor may not assign any of its rights or delegate any of its duties under this Note without the prior written consent of Holder.

Holder may at any time pledge or assign a security interest to a financial institution in all or any portion of its rights under this Note to secure the obligations of Holder without restriction, including any collateral assignment or pledge of all or any portion of its rights under this Note.

15. Notices. All notices and other communications given or made pursuant hereto shall be in writing (including facsimile or similar electronic transmissions) and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, if not so confirmed, then on the next Business Day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at  the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 15):

If to Payor:Namecheap, Inc.

11400 West Olympic Blvd.; Ste 200 Los Angeles, CA. 90064

Facsimile No.: 877-777-4090 Finance@namecheap.com Attention: President

With a copy (which shall not constitute notice) to:Stubbs Alderton  & Markiles, LLP

15260 Ventura Boulevard, 20th Floor Sherman Oaks, CA 91403 Telephone No.: (818) 444-4508

Facsimile No.: (818) 444-6308 jhodes@stubbsalderton.com Attention: Jonathan Hodes

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If to Holder:Rightside Group, Ltd.

5808 Lake Washington Blvd. NE Suite 300

Kirkland, WA 98033 taryn@rightside.co Attention: Taryn Naidu

With a copy to:Rightside Group, Ltd.

5808 Lake Washington Blvd. NE Suite 300

Kirkland, WA 98033 rick@rightside.co Attention: Rick Danis

16. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of California, without regard to the principles of conflicts of law thereof. Each party agrees that all actions concerning the interpretations, enforcement and defense of the transactions contemplated by this Note (whether brought against a party hereto or its respective affiliates, employees or agents) shall be resolved exclusively in the Federal or State courts of Los Angeles County, California, USA and the parties consent to personal jurisdiction in those courts. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such action by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it hereunder and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

17. Waiver and Amendment. This Note may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by written instrument signed by Payor and Holder, and, in the case of a waiver, by the party waiving compliance.

18. Titles and Subtitles. The titles and subtitles of the Sections of this Note are used for convenience only and shall not be considered in construing or interpreting this Note.

19. Successors and Assigns. Subject to Section 14 of this Note, the terms and conditions of this Note shall inure to the benefit of and be binding upon the respective executors, administrators, heirs, successors and assigns of the parties.

20. Loss or Mutilation of Note. Upon receipt by Payor of evidence satisfactory to Payor of the loss, theft, destruction or mutilation of this Note, together with indemnity reasonably satisfactory to Payor, in the case of loss, theft or destruction, or the surrender and cancellation of this Note, in the case of mutilation, Payor shall execute and deliver to Holder a

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new Note of like tenor and denomination as this Note. Principal is payable only to the registered Holder of this Note.

21. Expenses; Indemnification. Each party hereto shall pay for its own expenses and legal fees incurred in connection with the negotiation, preparation, execution and delivery of the Note Documents. In the event of any litigation relating to the enforcement of this Note or any Note Document, the prevailing party shall be reimbursed for all out-of-pocket expenses (including the reasonable fees, disbursements and other charges of counsel to the prevailing party), including in connection with workouts or restructurings.

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IN WITNESS WHEREOF, this Note has been executed and delivered on the date set forth above by the duly authorized representative of Payor.

NAMECHEAP, INC.

By: /s/ Richard Kirkendall

Name: RICHARD KIRKENDALL

Title:  CEO

AGREED AND ACKNOWLEDGED:

RIGHTSIDE GROUP, LTD.

By: /s/ Taryn Naidu

Name: TARYN NAIDU

Title: CEO

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SCHEDULE  A ISSUANCE DATE DELIVERIES

1.	The financial statements referenced in Section 6.6.
2.	A complete list of Subsidiaries as of the Issuance Date.
3.

Customary ancillary documents including an officer’s certificate from a responsible officer of Payor to the effect that (a) the representations and warranties made by the Note Parties in the Note Documents shall be true and correct in all material respects on the Issuance Date, (b) no Default or Event of Default shall have occurred as of or on the Issuance Date and (c) since December 31, 2013 there has been no event of condition that has had or could reasonably be expected to have a Material Adverse Effect.

4.

An officer’s certificate of each Note Party, dated as of the Issuance Date and duly executed by the secretary or equivalent officer of such Note Party, (a) attaching the certificate of incorporation or other similar organizational document of each Note Party, the bylaws or other similar organizational document of each Note Party and the relevant board resolutions or written consents of each Note Party, and (b) a good standing certificate for each Note Party from its jurisdiction of organization dated as of a recent date.

5.	A duly executed Subsidiary Guaranty.
6.

A  certificate from the chief financial officer of Payor, dated as of the Issuance Date, in form and substance satisfactory to Holder, certifying that Payor is and, after giving effect to the issuance of this Note and the incurrence of the indebtedness thereunder by Payor, will be Solvent.

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